SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 18, 2016

Pope Resources, A Delaware Limited Partnership
(Exact name of registrant as specified in its charter)

Delaware	91-1313292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19950 Seventh Avenue NE, Suite 200, Poulsbo, Washington 98370
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code (360) 697-6626

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01                     ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On July 18, 2016, the Partnership entered into a $32.0 million loan agreement with Northwest Farm Credit Services (NWFCS) to finance the acquisition of a 7,300-acre tree farm in western Washington for $31.9 million that will close in July 2016. The loan agreement comprises three segments, all of which are non-amortizing with quarterly interest-only payments and principal due at maturity. There are two fixed rate loan segments for $11.0 million each, one of which matures in July 2026 and the other of which matures in July 2028. These segments bear interest at 3.89% and 4.13%, respectively. The third segment is for $10.0 million, matures in July 2023 and bears interest at a variable rate based on the one-month LIBOR plus a margin of 2.20%. As with the Partnership's other debt arrangements with NWFCS, this loan will be included in the lender's annual patronage program, which rebates a portion of interest paid in the prior year back to the borrower. The loan is not collateralized by the timberland acquired in this transaction, but rather by the same portions of the Partnership's timberland that are already pledged as collateral for the Partnership's existing credit facility with NWFCS.

Item 2.03        CREATION OF A DIRECT FINANCIAL OBLIGATION

The disclosure under Item 1.01 of this Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POPE RESOURCES, A DELAWARE LIMITED
PARTNERSHIP

Date:	July 22, 2016	BY:	/s/ John D. Lamb
John D. Lamb
Vice President and Chief Financial Officer, Pope
Resources, A Delaware Limited Partnership, and
Pope MGP, Inc., General Partner